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                                                                   EXHIBIT 23.4


                CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

  As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consent to (a) the use of our reserve report dated December 31, 1997 and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 31, 1998 and (b) to the incorporation by reference of this Form 10-K for the year ending December 31, 1997 in the Registration Statements on Form S-8 (Nos. 33-84256, 33-84258, 33-88196, 333-07255, 33-89282, 333-27525, 333-46129 and 333-48585), on Form S-3 (Nos.
333-04027 and 333-12533) and on Form S-4 (No.
333-48735).

NETHERLAND, SEWELL & ASSOCIATES, INC.

Dallas, Texas
March 31, 1998